Exhibit 99.1

Envestnet Reports First Quarter 2013 Financial Results

Chicago, IL – May 16, 2013 – Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its first quarter ended March 31, 2013.

Key Financial Metrics	First Quarter		%
(in millions except per share data)	2013	2012	Change
Adjusted Revenues(1)	$46.8	$32.6	43%
Adjusted EBITDA(1)	$8.2	$5.1	61%
Adjusted Net Income per Share(1)	$0.12	$0.07	71%

Financial Results for the First Quarter of 2013 Compared to the First Quarter of 2012:

•

Adjusted Revenues(1), which exclude the effect of purchase accounting on the fair value of acquired deferred revenue, increased 43% to $46.8 million for the first quarter of 2013 from $32.6 million for the first quarter of 2012.

•	Revenues from assets under management (AUM) or assets under administration (AUA) increased 29% to $36.3 million for the first quarter of 2013 from $28.3 million for the first quarter of 2012; total revenues, which include licensing and professional services fees, increased 43% to $46.6 million for the first quarter of 2013 from $32.6 million for the first quarter of 2012.

•	Adjusted EBITDA(1) was $8.2 million for the first quarter of 2013 compared to $5.1 million for the first quarter of 2012.

•	Adjusted Net Income(1) was $4.1 million, or $0.12 per diluted share, for the first quarter of 2013 compared to $2.2 million, or $0.07 per diluted share, for the first quarter of 2012.

•	Net income was $0.5 million, or $0.02 per diluted share, for the first quarter of 2013 compared to $0.7 million, or $0.02 per diluted share, for the first quarter of 2012.

“Envestnet had a solid quarter as we continued to build our business, adding advisors, accounts and assets across our channels and product offerings,” said Jud Bergman, Chairman and CEO of Envestnet. “We remain on track to deliver strong year-over-year revenue growth and robust growth in adjusted EBITDA compared to last year.”

“We unify and fortify the wealth management process for advisors, empowering them to achieve higher standards in portfolio and practice management. We look forward to completing our acquisition of Prudential’s Wealth Management Solutions business in the third quarter of 2013, as we become the industry’s largest independent wealth management platform. The acquisition confirms our leadership in managed account solutions, solidifies our presence in the bank and trust channel, expands our reach into the Canadian market and strengthens our practice management capabilities,” concluded Mr. Bergman.

Key Operating Metrics as of and for the Quarter Ended March 31, 2013:

•	AUM/A of $109.7 billion, up 36% from March 31, 2012

•	Accounts (AUM/A only) of 479,051, up 32% from March 31, 2012

•	Advisors (AUM/A only) served totaled 16,419, up 14% from March 31, 2012

•	Gross sales of AUM/A of $12.5 billion, resulting in net flows of $7.1 billion

The following tables summarize the changes in AUM and AUA for the quarter ended March 31, 2013:

In Millions Except Account Data	12/31/12	Gross Sales	Redemp- tions	Net Flows	Market Impact	3/31/13
Assets under Management (AUM)	$30,970	$4,460	$(1,952)	$2,508	$1,392	$34,870
Assets under Administration (AUA)	67,368	7,990	(3,354)	4,636	2,835	74,839

Total AUM/A	$98,338	$12,450	$(5,306)	$7,144	$4,227	$109,709

Fee-Based Accounts	449,478	49,784	(20,211)	29,573		479,051

During the first quarter, the Company added $2.6 billion of conversions included in the above AUM/A gross sales figures, and an additional $5.2 billion of conversions in Licensing.

Review of First Quarter 2013 Financial Results

Adjusted revenues increased 43% to $46.8 million for the first quarter of 2013 from $32.6 million for the first quarter of 2012. The increase was primarily due to a 29% increase in revenues from AUM or AUA to $36.3 million from $28.3 million in the prior year period, as well as higher licensing and professional services revenues related to the acquisitions of Tamarac, Inc. and Prima Capital Holding, Inc., both of which closed during the second quarter of 2012.

Total operating expenses in the first quarter of 2013 increased 47% to $46.0 million from $31.4 million in the prior year period. Cost of revenues increased 46% to $16.8 million in the first quarter of 2013 from $11.5 million in the first quarter of 2012 due to the increase in revenue from AUM or AUA and additional cost from acquired businesses. Compensation and benefits increased 61% to $17.2 million in the first quarter of 2013 from $10.7 million in the prior year period due to higher personnel cost from completed acquisitions, as well as higher non-cash compensation expense. General and administration expenses increased 31% to $8.9 million in the first quarter of 2013 from $6.8 million in the prior year period, primarily due to $1.3 million in re-audit related professional fees and ongoing expense from the acquired companies.

Income from operations was $0.6 million for the first quarter of 2013 compared to $1.2 million for the first quarter of 2012. Net income was $0.5 million, or $0.02 per diluted share, for the first quarter of 2013 compared to $0.7 million, or $0.02 per diluted share, for the first quarter of 2012. Adjusted EBITDA(1) in the first quarter of 2013 was $8.2 million, compared to $5.1 million in the prior year period. Adjusted Net Income(1) was $4.1 million, compared to $2.2 million in the first quarter of 2012. Adjusted Net Income Per Share(1) was $0.12 per diluted share, compared to $0.07 per diluted share in the first quarter of 2012.

At March 31, 2013, the Company had $32.2 million in cash with no debt.

Acquisition of Prudential’s Wealth Management Solutions Business

On April 12, 2013, Envestnet announced that it would acquire Prudential’s Wealth Management Solutions (“WMS”) business for $10 million cash upon closing, and up to an additional $23 million in cash over the following three years. The transaction, subject to customary closing conditions, including customer consents, is expected to be completed by early third quarter 2013. Upon completion of the transaction, Envestnet will be the largest independent wealth management platform in the United States, as measured by platform assets. Additionally, the acquisition of WMS further solidifies Envestnet’s leadership position in the bank channel. Once the platform consolidation is complete, which could take a year or more from the closing date, the acquisition should generate financial returns in excess of the Company’s hurdle rates for consolidating acquisitions.

India Tax Update

As previously disclosed in a Form 8-K filed on April 2, 2013, the Company has been evaluating its overall position related to potential tax obligations to the India Income Tax Department. The total exposure for 2012 and prior periods is estimated to be approximately $850,000, which will be recognized in the Company’s income tax provision for the fourth quarter of 2012.

Audit Update

The Company continues to work diligently to facilitate having the necessary audits of 2010, 2011 and 2012 completed, and expects to file its 2012 Form 10-K, as well as its Form 10-Q for the quarter ended March 31, 2013, in the coming weeks.

Conference Call

The Company will host a conference call to discuss first quarter 2013 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (800) 946-0706, or (719) 457-2677 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 9993960. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, objective, independent and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac™ provides leading rebalancing, reporting and practice management software. For more information on Envestnet, please visit www.envestnet.com.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue. Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired. Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance and litigation related expense.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, amortization of acquired intangibles and litigation related expense. Reconciling items are tax effected using the income tax rates in effect on the applicable date.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues or net income determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit or re-audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 16, 2013 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Assets under management or administration	$36,336	$28,263
Licensing and professional services	10,289	4,379

Total revenues	46,625	32,642

Operating expenses:
Cost of revenues	16,808	11,526
Compensation and benefits	17,218	10,685
General and administration	8,893	6,773
Depreciation and amortization	3,118	2,399
Restructuring charges	—	27

Total operating expenses	46,037	31,410

Income from operations	588	1,232
Other income (expense):
Interest income	5	9
Interest expense	—	(3)

Total other income	5	6

Income before income tax provision	593	1,238
Income tax provision	52	498

Net income	$541	$740

Net income per share:
Basic	$0.02	$0.02

Diluted	$0.02	$0.02

Weighted average common shares outstanding:
Basic	32,374,976	31,857,598

Diluted	34,269,939	32,901,969

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information, unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues	$46,625	$32,642
Deferred revenue fair value adjustment	137	—

Adjusted revenues	$46,762	$32,642

Net income	$541	$740
Add (deduct):
Deferred revenue fair value adjustment	137	—
Interest income	(5)	(9)
Interest expense	—	3
Income tax provision	52	498
Depreciation and amortization	3,118	2,399
Non-cash compensation expense	2,487	795
Restructuring charges and transaction costs	350	644
Re-audit related expenses	1,333	—
Severance	187	5
Litigation related expense	7	19

Adjusted EBITDA	$8,207	$5,094

Net income	$541	$740
Add:
Deferred revenue fair value adjustment	79	—
Non-cash compensation expense	1,443	475
Restructuring charges and transaction costs	203	386
Re-audit related expenses	773	—
Severance	109	3
Amortization of acquired intangibles	919	586
Litigation related expense	4	11

Adjusted net income	$4,071	$2,201

Diluted number of weighted-average shares outstanding	34,269,939	32,901,969

Adjusted net income per share — diluted	$0.12	$0.07

Note: Adjustments to net income are tax effected using an income tax rate of 42.0% for 2013 and 40.2% for 2012.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data; unaudited)

	As of
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
Platform Assets
Assets Under Management (AUM)	$26,084	$26,758	$29,232	$30,970	$34,870
Assets Under Administration (AUA)	54,336	60,511	64,229	67,368	74,839

Subtotal AUM/A	80,420	87,269	93,461	98,338	109,709
Licensing	76,235	229,268	254,256	269,729	295,330

Total Platform Assets	$156,655	$316,537	$347,717	$368,067	$405,039

Platform Accounts
AUM	134,294	141,695	148,920	156,327	167,167
AUA	229,942	274,322	278,192	293,151	311,884

Subtotal AUM/A	364,236	416,017	427,112	449,478	479,051
Licensing	588,936	1,138,233	1,170,978	1,228,016	1,289,491

Total Platform Accounts	953,172	1,554,250	1,598,090	1,677,494	1,768,542

Advisors
AUM/A	14,386	15,045	15,735	16,085	16,419
Licensing	5,351	6,758	6,878	6,941	6,970

Total Advisors	19,737	21,803	22,613	23,026	23,389

Note: Licensing metrics include Envestnet | Tamarac, which added approximately $149 billion in assets, 550,000 accounts and 1,700 advisors as of May 1, 2012.